Exhibit (a)(72)

                       LOLA BROWN TRUST ANNOUNCES RESULTS
                     OF ITS TENDER OFFER FOR ALL OUTSTANDING
         COMMON STOCK OF NEUBERGER BERMAN REAL ESTATE INCOME FUND, INC.


BOULDER, CO., September 17, 2007 - The Lola Brown Trust No. 1B (the "Trust") announced today the results of its tender offer (the "Offer") for all outstanding shares of common stock of Neuberger Berman Real Estate Income Fund Inc. (NYSE:NRL). The Offer, which expired on Friday September 14, 2007, resulted in approximately 2.46 million common shares being tendered, or approximately 59% of the Fund's outstanding common shares. The price to be paid for the tendered shares will be approximately $24.49 per share which is 99% of the Fund's net asset value ("NAV") per share as determined at the close of trading on the New York Stock Exchange on September 14, 2007. The NAV at the close of trading on September 14, 2007 was $ 24.74 per share, as reported by the Fund. As a result of the Offer, the Trust will have acquired a majority and controlling interest in the Fund.

MacKenzie Partners, Inc. is acting as the information agent and The Colbent Corporation is the depository. Stockholders can find information regarding the
Fund's       current      NAV      at      the      Fund's       website      at
https://www.nb.com/public/DMA/html/prices_adv_all_closed_end_funds_daily.html.
Stockholders  can also  contact  MacKenzie  Partners,  Inc.  at  (800)  322-2885
(toll-free), (212) 929-5500 (collect), or from the SEC's web site at http://www.sec.gov for information about the Fund's NAV.

Forward Looking Statements

Any statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties; actual results may differ from the forward-looking statements. Sentences or phrases that use such words as "believes," "anticipates," "plans," "may," "hopes," "can," "will," "expects," "is designed to," "with the intent," "potential" and others indicate forward-looking statements, but their absence does not mean that a statement is not forward-looking. The Lola Brown Trust No. 1B undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:
The Lola Brown Trust No. 1B
Media Contact: Nicole Murphey
Legal Contact: Joel L. Terwilliger, Esq.
(303) 449-0426